SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant  x

Check the appropriate box:

o        Preliminary Proxy Statement
o        Confidential, for Use of the Commission only (as permitted by Rule
         14a-6(e)(2))
x        Definitive Proxy Statement
o        Definitive Additional Materials
o        Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            USLIFE Income Fund, Inc.
                (Name of Registrant as Specified in Its Charter)

                           Ernest Horejsi Trust No. 1B
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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         was paid  previously.  Identify  the  previous  filing by  registration
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


                               STEWART R. HOREJSI
                               200 SOUTH SANTA FE
                              SALINA, KANSAS 67401


Dear Fellow Shareholder:

          The Ernest Horejsi Trust No. 1B (the "Trust") is the largest shareholder of the USLIFE Income Fund, Inc. (the "Fund"). The Trust is concerned that the result of the Fund's present investment objective will not maximize value to shareholders over the long run. As a result, the Trust is seeking to change the Fund's investment objective.

         The Trust believes that the Fund's investment objective should be total return to shareholders. In order to accomplish this investment objective, the Trust believes the Fund should invest in equity securities in addition to fixed income securities. To this end, we are seeking your support in electing our four nominees, Stewart R. Horejsi, John S. Horejsi, Richard I. Barr, and James G. Duff to the Board of Directors of the Fund at the December 3, 1999 Annual Meeting of Shareholders, and the adoption of our shareholders' proposal described below.

          We believe that the Fund's performance may improve by changing its investment objective to total return and employing a strategy of balancing
Fund's investments between fixed income securities and other types of securities, including common stock, that have a potential for greater after-tax return than fixed income securities. We believe that the Fund's investment objective should be to maximize the after-tax return you receive, particularly in view of the changes in the Federal income tax code which lowered taxes on long term capital gains. As a result, we have submitted the proposal described below for adoption by the shareholders of the Fund at the Annual Meeting.

          Our Proposal reads as follows:

RESOLVED: The shareholders of USLIFE Income Fund, Inc. (the "Fund") recommend that the Fund's Board of Directors take proper actions that will result in the Fund investing in equity securities as well as fixed income securities.

Here is your Fund's performance over the past five years, according to the Fund's annual report:

                                           Fiscal Year Ended June 30,
                          ------------------------------------------------------
                                          1999    1998    1997     1996    1995
Total investment return*:
 Based on market value................    7.85%   14.01%  10.48%   5.56%   7.72%
 Based on net asset value ............    0.64%   13.57%  15.19%   3.64%  17.08%

          * Total returns reflect the change in net asset value or market value during each period, assuming that dividends and capital gains distributions, if any, were reinvested in accordance with the Automatic Dividend Investment Plan available to shareholders. Total return based on net asset value may not be representative of a shareholder's actual total return due to the difference between the net asset value and the current market value of a share as traded on the exchange.

Meanwhile, equity investments increased at more impressive rates. The Standard & Poors 500 Index increased over the past five years as follows:

                                       Twelve Months Ended June 30,
                          ------------------------------------------------------
                              1999      1998        1997        1996        1995

Standard & Poors 500 Index   20.98%    29.07%      33.24%      25.25%     25.13%

          Your Fund's returns cannot be compared to the S&P 500 Index because your Fund's investment objective is limited to generating current income and your Fund does not invest in equity securities, which have higher volatility and risk. Your Fund could not have expected to achieve returns comparable to the S&P 500 given its objectives. If our Proposal is adopted and the Fund begins to invest in equity securities, we cannot assure you that the Fund's future performance will equal or exceed the growth rate of the S&P 500 Index or the Fund's historical total returns. However, we strongly believe that the Fund's results could be better if the Fund adopted a new investment objective and followed new investment strategies, rather than following the Fund's current objective and strategies.

         Mr. Stewart Horejsi, Mr. John Horejsi, Mr. Barr and Mr. Duff have indicated that, if elected to the Board of Directors of the Fund, they will try to cause the full Board of Directors of the Fund to consider implementation of a new investment objective.

         You should be aware that, if the Fund alters its investment objective to a more balanced approach that includes equity investments, you may see significant changes in your investment. Historic dividends paid by the Fund are likely to decrease. In addition, the discount of the market price of the Fund's shares from their net asset value may increase while the changes in the Fund's investment objective and investment strategies are being debated and implemented. This could result in the price of your shares declining. See "Possible Adverse Effects on You" in the accompanying proxy statement.

         You should also be aware that the implementation of our proposals will take time. Even if our nominees are elected to the Board of Directors of the Fund, they will constitute only four of the ten present members of the Board and they may not be able to persuade other Board members to take any actions that they propose. The terms of the Fund's directors are staggered and not all directors are elected each year. Four directors are to be elected at the 1999 Annual Meeting, and the remaining members of the Board are to be elected at the 2000 Annual Meeting, or the 2001 Annual Meeting.

         Even if the Board takes action to cause the Fund to invest in equity securities as well as fixed income securities, the Fund will not be able to implement the changes in investment objective and investment strategies unless and until they are approved by shareholders at a subsequent meeting. We do not anticipate that such a meeting would be held for at least one year. Moreover, even if the change in investment objective is approved by the Fund's shareholders and the Board takes action to cause the Fund to invest in equity securities as well as fixed income securities, we believe any changes in the Fund's assets should be made over time in response to market conditions and investment opportunities.

         It is important that you not return any proxy card sent to you by the Fund if you wish to support our nominees and our Proposal. If you have returned a proxy card sent to you by the Fund, you have the right to revoke that proxy and vote for our nominees by signing, dating and mailing a later dated WHITE proxy card in the envelope provided. You may vote for all proposals contained in management's proxy card by using our WHITE proxy card, as explained below. If you have any questions, please contact D.F. King & Co., Inc., who is assisting us in the solicitation, toll-free at 1-800-949-2583.

         There are three  proposals  scheduled  to be voted  upon at the  Annual
Meeting:

         o   the election of four directors of the Fund;
         o the adoption of the Proposal recommending that the Board take proper actions that will result in the Fund investing in equity securities as well as fixed income securities; and
         o the ratification of the independent auditor of the Fund for the current fiscal year.

         We recommend that you vote FOR each of these proposals on the WHITE proxy card.

         All of the proposals scheduled to be voted upon at the Annual Meeting are included in our WHITE proxy card. If you wish to vote for our nominees, you may do so by completing and returning a WHITE proxy card.

         A WHITE proxy card that is returned to us or our agent will be voted as the shareholder indicates thereon. If a WHITE proxy card is returned without a vote indicated thereon, the shares represented thereby will be voted FOR the election of our nominees, FOR adoption of the shareholder Proposal and FOR the ratification of the independent auditor.

         PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE THAT HAS BEEN PROVIDED.

                                Sincerely yours,



                                Stewart R. Horejsi

16

                        PROXY STATEMENT IN OPPOSITION TO
                  THE SOLICITATION BY THE BOARD OF DIRECTORS OF
                            USLIFE INCOME FUND, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                         To be held on December 3, 1999



To Our Fellow Shareholders:

         This proxy statement and the enclosed WHITE proxy card are being furnished to holders of record on September 7, 1999 (the "Record Date") of shares of common stock, par value $1.00 per share (the "Common Stock"), of USLIFE Income Fund, Inc., a Maryland corporation (the "Fund"), by the Ernest Horejsi Trust No. 1B (the "Trust") in connection with the solicitation of proxies by the Trust for use at the Annual Meeting of shareholders of the Fund (the "Annual Meeting") scheduled to be held on Friday, December 3, 1999 at 2:00 p.m., Central Time, and any and all adjournments or postponements thereof. The Annual Meeting will be held in Meeting Room 3 of The Variable Annuity Life Insurance Company, Plaza Level, The Woodson Tower, 2919 Allen Parkway, Houston, Texas 77019. It is estimated that this proxy statement and the accompanying WHITE proxy card will first be sent to shareholders of the Fund on or about November 17, 1999.

         There  are  three  matters  scheduled  to be voted  upon at the  Annual
Meeting:

         (i) the election of four directors of the Fund;

         (ii) the adoption of the Trust's proposal (the "Proposal"), as follows:

RESOLVED: The shareholders of USLIFE Income Fund, Inc. (the "Fund") recommend that the Fund's Board of Directors take proper actions that will result in the Fund investing in equity securities as well as fixed income securities; and

          (iii) the ratification of the independent auditor of the Fund.

         The Trust is soliciting your proxy in support of the adoption of the Proposal and the election of its four nominees to the Board of Directors of the Fund (the "Board") so that the Board will consider taking action to change the Fund's investment objective and investment strategies to, among other things, invest a part of the Fund's assets in equity securities so as to maximize value to shareholders. However, you should read carefully the section below titled "Possible Adverse Effects on You."

                   SUPPORTING STATEMENT REGARDING THE PROPOSAL

         Since 1982, US equity markets have witnessed astounding growth in the most aggressive and long-lived bull market in history. Despite this fact, your Fund's investment objective is current income and not growth, and your Fund's strategy to achieve its objective has been to invest entirely in fixed income securities and not equities, thus yielding only a fraction of the profits otherwise recognized in the equity market. Moreover, the bulk of the Fund's returns have been taxed to shareholders at ordinary income tax rates rather than the more favorable capital gains rate applicable to long term equity investments. As the Fund's largest shareholder, the Trust believes the Fund should take action to change the Fund's investment objective from current income to total return, so as to take advantage of the equity market's extraordinary growth.

         The Fund's investment objective should be to maximize after-tax return. Although investing in equities will necessarily result in a more volatile net asset value, the Trust believes the surest way to maximize total return is to employ a strategy to invest not just in fixed income securities, as the Fund has done exclusively in the past, but to implement a balanced approach in which the Fund invests in other types of securities, including common stock, that have a potential for greater after-tax return. While your vote may not itself cause the Fund to change its current investment objective, the Trust hopes a strong turnout in favor of the Proposal will send a message to the Fund's Board of Directors that the Board should seek to maximize after-tax return by investing in a balanced portfolio which includes equity as well as fixed income securities.

         As of November 8, 1999, the Trust owned approximately 7% of the Fund's shares and was increasing its position. If the Proposal is not enacted, the Trust intends to consider increasing its ownership until it is able to effectively influence the Board to implement the Proposal. The Trust invested in the Fund for the long-term and suggests that shareholders not having a similar view may be better served in a different mutual fund. In addition, shareholders who desire current income may wish to consider selling their shares now before any implementation of the Proposal.

         The Trust is part of a group of affiliated entities that recently successfully took control of another closed-end fund, Preferred Income Management Fund (now Boulder Total Return Fund), and thus the group has experience in bringing such changes to bear. The group recently implemented a change in the investment objective of the Boulder Total Return Fund, a change which is similar to the change we are advocating in the Proposal. We are in the process of changing Boulder Total Return Fund's investment objective and strategies so that instead of investing solely in fixed income securities the fund may invest with a more balanced approach. Boulder Investment Advisors, L.L.C., a registered investment advisor, has been retained to act as the investment advisor to Boulder Total Return Fund, and Stewart Investment Advisers, Ltd., a registered investment advisor, has been retained to act as a sub-advisor to Boulder Total Return Fund with respect to its equities portfolio and its capital allocation. Mr. Stewart Horejsi and his family interests control Boulder Investment Advisors, L.L.C and Stewart Investment Advisors, and Mr.
Stewart Horejsi is presently the Investment Manager of Stewart Investment Advisors, Ltd. If our Proposal is adopted and implemented, the Trust and Mr. Stewart Horejsi may recommend that the Fund retain Stewart Investment Advisors and Boulder Investment Advisors in similar capacities.

         Implementing the Proposal is likely to reduce significantly the Fund's historic dividend. However, the Trust is confident that implementing the Proposal will better serve shareholders who desire to maximize total return on their investment in the Fund in the long-term. We hope you will join with us in voting to request that the Board consider taking proper actions that will result in the Fund investing in equity securities as well as fixed income securities.

         INVESTING IN EQUITY SECURITIES INVOLVES SUBSTANTIAL RISK OF PERMANENT LOSS OF CAPITAL, IS NOT APPROPRIATE FOR ALL INVESTORS AND IS NOT A SUITABLE INVESTMENT STRATEGY FOR INVESTORS WHO DESIRE CURRENT INCOME.


                         POSSIBLE ADVERSE EFFECTS ON YOU

         The changes in the Fund's investment objective and strategies that might result from adoption of the Proposal may significantly alter the nature of your investment in the Fund. If you have invested in the Fund seeking a steady return of income, you are likely to find that the Fund's historic dividend rate would decrease significantly. Traditionally, balanced funds that invest in equities pay a lower dividend rate than funds investing in fixed income securities.

         In addition, you should consider carefully whether you need liquidity in your investment in the Fund. The discount of the Fund's net asset value from the market price may increase significantly while these changes in investment objective and investment strategies are being debated, whether or not they are implemented. When we implemented a similar change in investment objective Boulder Total Return Fund, changing its investment strategies from investing solely in fixed income securities to a more balanced approach, the discount of net asset value from market price increased significantly. In February 1998, when Mr. Stewart Horejsi announced to the Board of Directors of Boulder Total Return Fund (which was called Preferred Income Management Fund at the time) that he planned to solicit proxies to support a change in investment strategies from fixed income securities to investment in equity securities, the discount of the net asset value of Preferred Income Management's shares from their market value was approximately 4.75%. In the twelve months preceding Mr. Horejsi's announcement to Preferred Income Management's Board, the discount had never been greater than 7%. By August 1999, the discount had increased to approximately 22%.

         If the discount to net asset value of the Fund's common stock increases and you sell your shares in the Fund at a time when the Fund's discount to net asset value is larger than when you purchased your shares, you could realize a loss on your investment in the Fund's shares, even if the net asset value of the Fund has increased since you purchased your shares.

         Because equity securities are inherently more risky than fixed income securities, the risk associated with the Fund's shares would increase in the event that the contemplated changes are in fact implemented. Thus, the change in risk would affect the risk level in your overall portfolio.

         Finally, if you do not believe that the change in investment strategy is appropriate or in your best interest, you should consider whether continuing to hold your shares is advisable. If you continue to own shares you may find the nature of your investment changed if a new investment objective is adopted and implemented. In addition, the liquidity of the Fund's shares may be adversely affected by a new investment objective, which could result in an adverse effect on the price of your shares.


                          REASONS FOR THE SOLICITATION

         The Trust has owned the Fund's Common Stock since June 29, 1998, and has invested more than $3.9 million in 400,900 shares of the Fund. As a result, the Trust has a strong financial incentive to improve the Fund's performance.

         By contrast, according to filings with the SEC made by the Fund's current directors, the directors of the Fund hold no shares of the Fund. In fact, each of the twelve directors as of the Fund's 1998 Annual Meeting violated SEC rules by filing their required disclosure forms late.

         After reviewing the Fund's recent performance in light of the performance of the stock market, the Trust concluded that the Fund should change its investment objective and change its investment strategies to include equity securities in the investments held by the Fund. Among other things, holding equity securities may allow you to take advantage of the lower federal income tax rates on long term capital gains as compared with dividends.

         As you may know, the Fund reports its performance in its Annual Report to Shareholders. For the year ended June 30, 1999 the Fund made the following statement:

     "YourFund's market price return of 7.85% for the year ended June 30, 1999 and Net Asset Value (NAV) return of 0.64%, assuming reinvestment of dividends, compared favorably with its relevant benchmarks. The Merrill Lynch Corporate Government Index returned 2.71% while the Merrill Lynch High Yield Bond Index returned 0.94%."

         While the Fund's market price return (7.85%) compared favorably with these benchmarks (2.71% and 0.94%), we believe the Fund's net asset value return (0.64%) was a disappointment in comparison to these benchmarks. The Fund's returns point out that an investment strategy of investing solely in fixed income securities may result in returns that are significantly less than returns that could have been achieved if investments in equity securities as well as fixed income securities had been made. For example, the dividend reinvested return on the Standard & Poors 500 Index in the years ended June 30 was as follows:

                           Year ended June 30, 1999:                   20.98%
                           Year ended June 30, 1998:                   29.07%
                           Year ended June 30, 1997:                   33.24%

         We believe the Fund's Board should consider an alternative investment objective, perhaps one that would better serve the interests of shareholders who are willing to accept increased risk and volatility in order to reap the benefits of potentially higher equity returns. Including equity securities in the "mix" of investment opportunities available to the Fund may increase the Fund's risk but may also increase the likelihood of achieving a more favorable return.

         The proxy statement relating to the Fund's 1999 annual meeting of shareholders revealed that none of the Board members - and in fact none of the Fund's officers - own any of the Fund's shares. Simply put, your directors and officers have invested none of their money in your Fund.

         The Trust has determined to undertake this proxy solicitation because it believes that its nominees will be committed to causing the full Board of the Fund to consider action to change the Fund's investment objective as outlined in the Proposal. If the Proposal is not enacted, the Trust intends to consider increasing its ownership until it is able effectively to influence the Board to implement the Proposal and attempt to elect a majority of the Fund's directors who favor the Proposal. Implementation of this goal may take several years and during that period may depress the market price of the stock.


                         IMPLEMENTATION OF THE PROPOSAL

         In considering whether to support the Trust's nominees and adopt our Proposal, shareholders of the Fund should consider the following.

         Even if the full Board of Directors of the Fund determines to implement the Proposal, there can be no assurance that the Proposal will ultimately be implemented. In addition, the Proposal entails costs and difficulties that may impede or delay its implementation.

         The adoption of the Proposal would require the Fund to change its investment objective, its concentration policy and one or more of its fundamental investment restrictions, and, as a result, would likely require the prior approval of the holders of a majority of the Fund's outstanding voting securities. Certain changes would likely require the approval of 75% of the shareholders of the Fund. There can be no assurance that this shareholder approval could be obtained. Moreover, the Fund might incur significant costs in preparing a proxy statement relating to such proposals and holding a shareholders' meeting to vote on such proposals.

         You should note that even if the Trust's nominees are elected to the Board of Directors of the Fund, they would constitute only four of the ten present members of the Board of Directors. For these and other reasons, there can be no assurance that, even if the Trust's nominees are elected, the Fund's investment objective will be changed or that the Board of Directors will take any action in response to the Proposal. Even if the Fund's investment objective is changed, the Trust's nominees will not advocate a sudden change but rather a gradual transition.


                             PROXY CARDS AND VOTING

         All of the proposals scheduled to be voted upon at the Annual Meeting are included on the Trust's WHITE proxy card. If you wish to vote for the Trust's nominees, you may do so by completing and returning a WHITE proxy card. A WHITE proxy card that is returned to the Trust or its agent will be voted as you indicate on the card. If a WHITE proxy card is returned without a vote indicated, the shares represented thereby will be voted FOR the election of the Trust's nominees, FOR the adoption of the Proposal, and FOR the ratification of the independent auditor.

         Discretionary authority is provided in the proxy sought hereby as to other business as may properly come before the meeting, of which the Trust is not aware as of the date of this proxy statement, and matters incident to the conduct of the Annual Meeting, which discretionary authority will be exercised in accordance with Rule 14a-4 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended.

         Following the shareholders meeting, the Fund will have a total of ten directors divided into three classes. There will be three Class I directors, whose terms expire in 2002; three Class II directors, whose terms expire in 2000; and four Class III directors, whose terms expire in 2001. Three of the four directors to be elected at the Annual Meeting are Class I directors, with terms that will expire in 2002; the remaining director to be elected at the Annual Meeting is a Class III director, with a term ending in 2001. The Trust proposes Stewart R. Horejsi as a Class III director and John S. Horejsi, Richard
I. Barr and James G. Duff as Class I directors to be elected at the Annual Meeting. WHITE proxy cards that are properly signed, dated and returned will be voted in a manner consistent with this proposal.

Voting; Quorum

         Only shareholders of record on the Record Date will be entitled to vote at the Annual Meeting. According to information contained in the Fund's 1999 proxy statement, there were 5,643,768 shares of Common Stock issued and outstanding as of the Record Date, September 7, 1999. Holders of record on the Record Date will be entitled to cast one vote on each matter for each share of Common Stock held by them. Shares of Common Stock do not have cumulative voting rights. Directors of the Fund are elected by a plurality of the votes cast. Adoption of the Proposal requires a majority of votes cast. The Trust recommends that shareholders vote FOR the election of its nominees, Messrs. Stewart Horejsi, John Horejsi, Barr and Duff, FOR the adoption of the Proposal, and FOR the ratification of KPMG LLP as the independent auditor of the Fund.

         Broker non-votes are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and shares with respect to which the broker does not have discretionary voting authority. Under Maryland law, abstentions and broker non-votes are counted as shares present for purposes of determining whether a quorum is present, but are not counted as votes cast for purposes of determining whether sufficient votes have been received to approve a proposal, including any adjournment. Accordingly, abstentions and broker non-votes effectively will be a vote against adjournment or against any proposal where the required vote is a percentage of the shares present.

         Under the By-Laws of the Fund, a quorum for the transaction of business is constituted by the presence in person or by proxy of a majority of the outstanding shares of the Fund entitled to vote at the meeting.

Revocation of Proxies

         You may revoke any proxy given in connection with the Annual Meeting (whether given to the Fund or to the Trust) at any time prior to the voting thereof at the Annual Meeting by delivering a written revocation of your proxy to the Secretary of the Fund or with the presiding officer at the Annual Meeting, by executing and delivering a later dated proxy to the Trust or the Fund or their solicitation agents, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself revoke a proxy.

         There is no limit on the number of times that you may revoke your proxy prior to the Annual Meeting. Only the latest dated, properly signed proxy card will be counted.

         IF YOU HAVE ALREADY SENT A PROXY CARD TO THE BOARD OF DIRECTORS OF THE FUND, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE NOMINEES OF THE TRUST BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

         THE WHITE PROXY CARD CONTAINS ALL OF THE PROPOSALS SCHEDULED TO BE VOTED UPON AT THE ANNUAL MEETING. IF YOU WISH TO VOTE FOR THE TRUST'S NOMINEES, YOU MAY DO SO BY COMPLETING AND RETURNING A WHITE PROXY CARD. A WHITE PROXY CARD THAT IS RETURNED TO THE TRUST OR ITS AGENT WILL BE VOTED AS YOU INDICATE THEREON. IF A WHITE PROXY CARD IS RETURNED WITHOUT A VOTE INDICATED THEREON, IT WILL BE VOTED IN FAVOR OF ELECTION OF THE TRUST'S NOMINEES, IN FAVOR OF ADOPTION OF THE SHAREHOLDER PROPOSAL, AND IN FAVOR OF THE RATIFICATION OF THE INDEPENDENT AUDITOR.

                        INFORMATION CONCERNING THE TRUST

         As of  September  7, 1999 (the  Record  Date),  the Trust held  348,000 shares of Common Stock, representing approximately 6.2% of the outstanding shares of the Fund. The Trust is an irrevocable grantor trust that was organized under the laws of Kansas for the benefit of Ernest Horejsi's children and grandchildren. Stewart Horejsi is Ernest Horejsi's son (and, as a result, a beneficiary of the Trust) and serves from time to time as an investment advisor to the Trust. The three trustees of the Trust are Badlands Trust Company ("Badlands"), Ms. Susan Ciciora, and Mr. Larry Dunlap. Ms. Ciciora is Stewart Horejsi's daughter, and John Horejsi, one of the nominees for directors hereunder, is Stewart Horejsi's son. Mr. Dunlap is a director of Badlands and is a trustee of several trusts of which various Horejsi family members are beneficiaries. The business address of the Trust is 122 South Phillips Avenue, Suite 220, Sioux Falls, South Dakota 57104.

         Information regarding purchases of shares of Common Stock by the Trust during the last two years is set forth on Exhibit 1 attached hereto. During that period, the Trust has not sold any shares of the Fund. The trustees of the Trust (Badlands, Ms. Ciciora, and Mr. Dunlap) may be deemed to control the Trust and may be deemed to possess indirect beneficial ownership of the shares held by the Trust. However, none of the trustees, acting alone, can vote or exercise dispositive authority over shares held by the Trust. Accordingly, Badlands, Ms. Ciciora, and Mr. Dunlap disclaim beneficial ownership of the shares of Common Stock beneficially owned, directly or indirectly, by the Trust.

     Badlands is a South Dakota corporation organized to act as a private trust company to administer the Trust as well as other affiliated trusts. The directors of Badlands are Ms. Ciciora, Mr. Dunlap, Stephen C. Miller, Robert Ciciora, who is the brother-in-law of Ms. Ciciora, Ann M. Hartmann and Carol Jorgensen. The executive officers of Badlands are Ms. Hartmann, President and Secretary, and Mr. Miller, Vice President and Assistant Secretary. Badlands is wholly owned by the Stewart Horejsi Trust No. 2, an irrevocable trust organized by Mr. Stewart Horejsi for the benefit of his issue, including John S. Horejsi. The trustees of the Stewart Horejsi Trust No. 2 are Badlands, Mr. Ciciora and Robert H. Kastner. The business address of Badlands is 122 South Phillips Avenue, Suite 220, Sioux Falls, South Dakota 57104. The business address of Ms. Ciciora is 2911 Oak Brook Hills Road, Oak Brook, Illinois 60523. The business address of Mr. Dunlap is 223 N. Santa Fe, P.O. Box 121, Salina, Kansas 67401.

     By virtue of the relationships described above, Mr. Stewart Horejsi and Mr. John Horejsi may be deemed to possess indirect beneficial ownership of the shares of Common Stock held by the Trust. However, Mr. Stewart Horejsi and Mr. John Horejsi disclaim such beneficial ownership of the shares of Common Stock beneficially owned, directly or indirectly, by the Trust. The business address of Mr. Stewart Horejsi is 200 South Santa Fe, P.O. Box 6043, Salina, Kansas 67401. The business address of Mr. John Horejsi is 20 Linda Isle, Newport Beach, California 92663.

                              THE TRUST'S NOMINEES

         WHITE proxy cards which are signed, dated and returned to the Trust or its agent, D.F. King & Co., will be voted in favor of the election of Stewart R. Horejsi, John S. Horejsi, Richard I. Barr and James G. Duff. Messrs. Stewart Horejsi, John Horejsi, Barr and Duff have furnished the Trust with the following information concerning their employment history and certain other matters:

         Stewart R. Horejsi, age 61, was principally employed as Manager of Brown Welding Supply L.L.C., from April 1994 until the sale of that business in June 1999. Mr. Horejsi has also served as President or Manager of various subsidiaries of Horejsi, Inc. since January 1992. Mr. Horejsi has served as a director of the Boulder Total Return Fund (formerly Preferred Income Management
Fund), a nondiversified investment company, since July 1997, and serves as a director of Sunflower Bank. Mr. Horejsi is presently the Investment Manager of Stewart Investment Advisers, Ltd., a registered investment advisor who acts as a sub-advisor to Boulder Total Return Fund with respect to its equities portfolio and its capital allocation.

         Richard I. Barr, age 61, has been Manager of Advantage Sales and Marketing, Inc. since 1963. He is a director of Boulder Total Return Fund. Mr. Barr received his Bachelor of Science in Marketing at the University of Kansas in 1959. He has served six years on the Board of the Greater Phoenix Big Brother/Big Sister Program and served as President of that Board in 1987. Mr. Barr has served for six years on the Board of Association of Sales and Marketing, a national trade association, and served as Chairman of that Board in 1998. He has served for five years on the Board of Advisers of the School of Business at the University of Kansas. He is a member of the Board of Directors of Advantage Sales and Marketing and of Aims Corp., both of which are national sales and marketing companies.

         James G. Duff, age 61, acted as Chairman and Chief Executive Officer of USL Capital Inc., a commercial financing company ("USL Capital"), from April 1991 until his retirement in December 1996, as President and Chief Executive Officer of USL Capital from January 1990 to April 1991, and as President and Chief Operating Officer of USL Capital from February 1988 to April 1990. From January 1990 until retirement in December 1996, Mr. Duff also served as Chairman and Chief Executive Officer of Air Lease Ltd., a New York Stock Exchange-listed master limited partnership ("Air Lease"). Mr. Duff was an Executive Vice President of Ford Motor Credit Company, an automotive financing company, from May 1980 to January 1988 and prior to that time held various positions at Ford Motor Company. Mr. Duff also served on the boards of directors of Air Lease, USL Capital, Ford Motor Credit Company, US Fleet Leasing Inc. and US Fleet Leasing International, Inc. He is a director of Boulder Total Return Fund.

         John S. Horejsi, age 32, has been employed during the last five years in connection with review and investigation of Horejsi family investments. He is Mr. Stewart Horejsi's son and a beneficiary of the Trust. Mr. Horejsi received a B.G.S. (Bachelor of General Studies) in Social Studies at the University of Kansas in 1991.

         As indicated above, Messrs. Stewart Horejsi, Barr and Duff are directors of another closed-end mutual fund, Boulder Total Return Fund. Mr. John Horejsi has never been a director, officer or advisor of a closed-end mutual fund.

         Each of Messrs. Stewart Horejsi, John Horejsi, Barr and Duff is a United States citizen. By virtue of the relationships discussed above under "Information Concerning the Trust," Mr. Stewart Horejsi may be deemed to indirectly beneficially own the shares of Common Stock held by the Trust and, if elected, could be deemed to be an "interested director" within the meaning of the Investment Company Act. None of the Trust's nominees for election as director currently owns, beneficially or of record, any shares of Common Stock. By virtue of his activities for the Trust, Mr. Stewart Horejsi may be deemed to beneficially own the shares owned by the Trust, but he disclaims all such beneficial ownership. See "Beneficial Ownership of Common Stock." The address of Mr. Barr is 2502 E. Solano Drive, Phoenix, Arizona 85016. The address of Mr. Duff is 6325 N. Yucca Road, Paradise Valley, Arizona 85253.

         Each of the nominees listed above has consented to being named in this proxy statement and has agreed to serve as a director of the Fund if elected. None of such nominees has ever been an officer, employee, director, general partner or shareholder of The Variable Annuity Life Insurance Company, the Fund's current investment advisor, or an affiliate thereof, nor has any of such nominees had any other material direct or indirect interest in such investment advisor or any of its affiliates.

         Other than fees payable by the Fund to its directors, none of the Trust's nominees has any arrangement or understanding with any person with respect to any future employment by the Fund or its affiliates. According to the Fund's 1999 proxy statement, each director of the Fund receives a fee of $2,000 per annum, plus $500 for each in-person meeting and $250 for each telephone meeting. Audit and Nominating Committee members receive an additional $250 for each committee meeting attended on a date other than the date the Board of Directors meets. Committee chairs receive an additional $250 for each meeting chaired. Directors who are officers of the Fund are not compensated for their service on the Board.

                                                                   1
                        BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information as of September 7, 1999, regarding the beneficial ownership of shares of Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of Common Stock (based upon information contained in filings with the SEC), (ii) each of the Trust's nominees for director, (iii) the current executive officers and directors of the Fund (based on information contained in the 1999 proxy statement of the Fund), and (iv) all directors and executive officers as a group.

Name and Address              Position with     Common Stock           Percent
                                 the Fund     Beneficially Owned
----------------              --------------  ------------------       -------
Ernest Horejsi Trust No. 1B
122 South Phillips Avenue, Suite 220  ---           348,000              6.2%
Sioux Falls, South Dakota  57104

Directors and Officers as a group     ---             ---                 --
-------------------

     The current directors and executive officers of the Fund do not own any shares of the Fund, according to the 1999 proxy statement of the Fund. None of the Trust's nominees for director currently owns any shares of the Fund. Mr. Stewart Horejsi may be deemed to beneficially own the shares owned by the Trust as of the date of this proxy statement. Mr. Horejsi disclaims all such beneficial ownership.


                                THE SOLICITATION

         Proxies will be solicited by mail and, if necessary to obtain the requisite shareholder representation, by telephone, personal interview or by other means. Certain officers, directors or employees of entities related to the Trust may solicit proxies.

         Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the accompanying WHITE proxy card to the beneficial owner of shares of Common Stock for whom they hold of record and the Trust will reimburse them for their reasonable out-of-pocket expenses.

         The expenses related to this proxy solicitation will be borne by the Trust. The Trust estimates that the total amount of expenses to be incurred by it in this proxy solicitation will be approximately $75,000. Expenses to date have been approximately $25,000. The Trust intends to seek reimbursement from the Fund for expenses incurred in connection with the solicitation of proxies for the election of Messrs. Stewart Horejsi, John Horejsi, Barr and Duff as directors. The Trust does not, however, intend to submit the question of such reimbursement to a vote of the Fund's shareholders.

         If you have any questions concerning this Proxy Solicitation or the procedures to be followed to execute and deliver a proxy, please contact D.F. King & Co., Inc. at:

                         Call Toll-Free: 1-800-949-2583


Dated: November 15, 1999

                                                                       Exhibit 1

                  ALL SECURITIES OF THE FUND PURCHASED OR SOLD
                     WITHIN THE PAST TWO YEARS BY THE TRUST

         Except as disclosed in this proxy statement, neither the Trust nor its nominees for election to the Board of Directors of the Fund has, or had, any interest, direct or indirect, by security holdings or otherwise, in the Fund. The following table sets forth certain information with respect to direct purchases and dispositions of shares of Common Stock by the Trust. None of Messrs. Stewart Horejsi, John Horejsi, Barr or Duff currently owns any shares of Common Stock. Neither the Trust nor any of its nominees for election to the Board of Directors of the Fund has sold any shares of Common Stock in the last two years.

ERNEST HOREJSI TRUST NO. 1B
---------------------- ---------------------------------------------------------
Date                                                  Number of Shares Purchased
---------------------- ---------------------------------------------------------
---------------------- ---------------------------------------------------------
6/29/98                                                                    3,000
8/12/98                                                                    4,500
8/13/98                                                                    2,000
8/17/98                                                                    2,000
8/19/98                                                                    3,200
8/19/98                                                                    6,000
8/19/98                                                                    1,000
8/20/98                                                                    5,300
8/20/98                                                                    1,500
8/21/98                                                                    3,000
8/21/98                                                                   11,100
8/24/98                                                                    4,000
8/26/98                                                                    6,000
8/26/98                                                                    7,000
8/26/98                                                                   10,000
8/27/98                                                                   11,000
8/27/98                                                                    1,500
8/28/98                                                                   24,300
8/28/98                                                                    1,500
8/28/98                                                                    1,500
9/03/98                                                                   11,500
9/03/98                                                                    9,000
9/04/98                                                                   13,200
9/15/98                                                                    4,000
9/17/98                                                                    2,000
9/17/98                                                                    1,000
9/18/98                                                                    2,000
9/23/98                                                                    1,000
9/30/98                                                                    6,000
10/1/98                                                                    4,000
10/1/98                                                                    2,500
10/5/98                                                                    2,500
10/9/98                                                                   24,000
4/20/99                                                                    3,000
4/27/99                                                                    1,000
4/28/99                                                                    1,000
5/05/99                                                                    1,000
5/05/99                                                                    6,000
5/07/99                                                                    1,000
5/11/99                                                                    6,000
5/19/99                                                                    3,000
5/19/99                                                                    3,000
5/19/99                                                                    3,000
5/19/99                                                                    2,000
5/20/99                                                                    7,500
5/24/99                                                                    6,000
5/26/99                                                                    2,000
5/26/99                                                                    2,000
5/26/99                                                                    2,100
5/26/99                                                                    2,000
5/26/99                                                                    4,000
5/27/99                                                                    2,000
5/27/99                                                                    7,000
6/28/99                                                                   12,000
7/16/99                                                                    3,800
7/16/99                                                                    3,500
7/16/99                                                                    3,000
7/16/99                                                                    3,000
7/19/99                                                                    4,600
7/19/99                                                                    6,500
7/20/99                                                                    6,000
7/21/99                                                                    9,000
7/23/99                                                                    2,000
8/6/99                                                                     5,000
8/9/99                                                                     5,000
8/10/99                                                                    6,000
8/10/99                                                                    2,000
8/12/99                                                                    2,000
8/16/99                                                                    2,000
8/16/99                                                                    6,900
9/16/99                                                                    2,000
9/16/99                                                                    3,000
9/20/99                                                                    2,000
9/21/99                                                                      800
9/22/99                                                                      400
9/23/99                                                                    1,100
9/24/99                                                                      100
9/27/99                                                                    2,300
9/28/99                                                                      700
9/29/99                                                                    1,300
9/30/99                                                                    2,000
 10/1/99                                                                   7,500
 10/4/99                                                                   2,400
 10/5/99                                                                   1,700
 10/6/99                                                                   1,200
 10/7/99                                                                     300
10/14/99                                                                     700
10/15/99                                                                   1,800
10/18/99                                                                   6,100
10/19/99                                                                   2,100
10/19/99                                                                     200
10/20/99                                                                   2,700
10/21/99                                                                   1,600
10/22/99                                                                   1,400
 11/8/99                                                                   9,400
11/11/99                                                                   7,100

---------------------- ---------------------------------------------------------

The total amount of funds required by the Trust to purchase the shares listed above was $3,956,174.30. Such funds were provided by the Trust's cash on hand, margin borrowings under a margin account maintained with Merrill Lynch, and from intertrust advances from the Lola Brown Trust No. 1B. Such advances bear interest at short-term applicable federal rates and are due monthly.

                                   PROXY CARD

    THIS PROXY IS SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF USLIFE
              INCOME FUND, INC. BY THE ERNEST HOREJSI TRUST NO.1B

          Proxy for the December 3, 1999 Annual Meeting of Shareholders
                                       of
                            USLIFE Income Fund, Inc.

         The undersigned holder of shares of Common Stock of USLIFE Income Fund, Inc., a Maryland corporation (the "Fund"), hereby appoints Stewart R. Horejsi, John S. Horejsi, Richard I. Barr, James G. Duff and Stephen C. Miller, and each of them, as attorneys and proxies for the undersigned, with full powers of substitution and revocation, to represent the undersigned and to vote on behalf of the undersigned all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Fund to be held in Meeting Room 3 of The Variable Annuity Life Insurance Company, Plaza Level, The Woodson Tower, 2919 Allen Parkway, Houston, Texas 77019, on Friday, December 3, 1999 at 2:00 p.m. Central Time, and any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Proxy Statement in Opposition of the Trust and hereby instructs said attorneys and proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. A majority of the proxies present and acting at the Meeting in person or by substitute (or, if only one shall be so present, than that one) shall have and may exercise all of the power and authority of said proxies hereunder.
The undersigned hereby revokes any proxy previously given.

IMPORTANT:

Please indicate your vote by an "X" in the appropriate box below. This proxy, if properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED IN PROPOSAL 1 BELOW, FOR THE ADOPTION OF PROPOSAL 2, AND FOR THE RATIFICATION OF THE FUND'S INDEPENDENT AUDITOR NAMED IN PROPOSAL 3 BELOW.

Please refer to the Proxy Statement in Opposition for a discussion of the shareholders' Proposal.

1.       ELECTION OF DIRECTORS

                  FOR all nominees listed below        ___________
                  (except as marked to the contrary below)

                  WITHHOLD AUTHORITY
                  to vote for all nominees listed below __________

                  Stewart R. Horejsi
                  John S. Horejsi
                  Richard I. Barr
                  James G. Duff

(Instruction: To withhold authority for any individual, write his or her name on the line below):

--------------------------------------------------------------------------------

2.       TO ADOPT THE FOLLOWING PROPOSAL:

RESOLVED: THE SHAREHOLDERS OF USLIFE INCOME FUND, INC. (THE "FUND") RECOMMEND THAT THE FUND'S BOARD OF DIRECTORS TAKE PROPER ACTIONS THAT WILL RESULT IN THE FUND INVESTING IN EQUITY SECURITIES AS WELL AS FIXED INCOME SECURITIES.

                  FOR      __________
                  AGAINST  __________
                  ABSTAIN  __________

3. To ratify the selection of KPMG LLP as independent auditor of the Fund FOR THE FISCAL YEAR ENDING JUNE 30, 2000.

                  FOR      __________
                  AGAINST  __________
                  ABSTAIN  __________

The Trust recommends that the shareholders vote FOR the election of all nominees named in Proposal 1, FOR the adoption of Proposal 2, and FOR the ratification of the independent auditor of the Fund.

IMPORTANT:
Please sign exactly as name appears hereon or on the proxy card previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person.

DATE:    _____________________              ________________________________
                                                     Signature(s)

                                            --------------------------------
                                                  Title (if applicable)


PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE